Free Writing Prospectus                               Filed Pursuant to Rule 433
Dated June 20, 2007                                      File No.: 333-132319-05


Subject: CRMSI 2007-2 ***PRICING INFO***

Lead: Citigroup
Tranche   Size      Type       Credit     Ratings     WAL     Coupon   Yield   Price
                               Enhance    (M/SP)      (Call)
Offered Certificates:
A-1A       62.000   FXD/SNR      14.45%   Aaa AAA     1.00    5.983   5.636    99.999
A-1B      247.245   FLTR/SNR     14.45%   Aaa AAA     1.00    5.410   5.471    100.00
A-2       105.293   FXD/SNR      14.45%   Aaa AAA     2.20    5.977   5.854    99.998
A-3        87.439   FXD/SNR      14.45%   Aaa AAA     3.00    6.080   6.006    99.999
A-4       119.078   FXD/SNR      14.45%   Aaa AAA     5.00    6.538   6.523    99.996
A-5        49.753   FXD/SNR      14.45%   Aaa AAA     8.08    6.652   6.672    99.997
A-6        74.534   FXD/SNR      14.45%   Aaa AAA     6.36    6.265   6.265    99.998


Non Offered Certificates:
M-1        20.910   FXD/MEZZ     12.05%   Aa1  AA+    5.45
M-2        18.296   FXD/MEZZ      9.95%   Aa2  AA     5.45
M-3        11.326   FXD/MEZZ      8.65%   Aa3  AA-    5.44
M-4        10.455   FXD/MEZZ      7.45%   A1   A +    5.44
M-5         9.584   FXD/MEZZ      6.35%   A2   A      5.44
M-6         8.712   FXD/MEZZ      5.35%   A3   A -    5.44
M-7         6.970   FXD/MEZZ      4.55%   Baa1 BBB+   5.44
M-8         4.356   FXD/MEZZ      4.05%   Baa2 BBB    5.44
M-9         8.713   FXD/MEZZ      3.05%   Baa3 BBB-   5.44

Expected Settlement:  June 28, 2007
Intex deal name:      citicrmsi_2007_2
Intex password:       K436
YB Ticker:            crmsi07.2

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407. Any legends, disclaimers or notices that appear below are not applicable to this message and should be
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